Exhibit 23.2

CONSENT OF BURKE CAPITAL GROUP, L.L.C.

We hereby consent to the use of our name and to the description of our opinion letter, dated April 9, 2007, under the caption “Opinion of Burke Capital” in the Registration Statement on Form S-4 of Security Bank Corporation. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ BURKE CAPITAL GROUP, L.L.C.

Atlanta, Georgia
May 17, 2007